EXHIBIT 10.34

Addendum No. 1 to Shipbuilding Contract (Hull No. 316)

This Addendum No. 1 (hereinafter called the “Addendum No.1”) to the Shipbuilding Contract for one Exploration Cruise Vessel (Hull No. 316) (hereafter called the “Vessel”) is made and entered into this 6th day of December, 2019 by and between:

(A)	Lindblad Bluewater II Limited (hereinafter called the “Buyer”); and

(B)	Ulstein Verft AS (hereinafter called the “Builder”).

(each a “Party” and together, the “Parties”).

WHEREAS

(A)

By a Shipbuilding Contract dated 25th February 2019 made between the Buyer and the Builder, as novated, amended and supplemented from time to time (hereafter called the “Shipbuilding Contract”), the Builder agreed to build and deliver to the Buyer and the Buyer agreed to purchase and take delivery of the Vessel pursuant to the terms of the Shipbuilding Contract.

(B)

The Builder has entered into a loan agreement (hereafter called the “Loan Agreement”) with Lindblad Maritime Enterprises, Ltd., an entity related to the Buyer (hereafter called the “Lender”), on or about the date hereof, pursuant to which the Lender has agreed to make available to the Builder a loan in an original amount of $4,000,000.00 and in certain circumstances an additional loan in an amount of $2,500,000.00 (together referred to as the “Loan”).

NOW THEREFORE, for various good and valuable considerations, receipt and sufficiency thereof being hereby expressly acknowledged by each of the Parties hereto, the Parties hereto do mutually agree and confirm to each other as follows:

1.

As provided in the Loan Agreement, in the event that the Builder (i) gives notice of its intent to deliver the Vessel on or prior to June 1, 2021 (which such notice must be received by the Buyer and the Lender by no later than May 30, 2020) (such notice hereafter called an “Early Delivery Notice”) and (ii) delivers the Vessel to the Buyer on or prior to June 1, 2021 (the date being adjusted for any Permissible Delay in the construction of the Vessel, as defined and otherwise provided for in the Shipbuilding Contract), the Loan, together with all accrued and unpaid interest and any other amounts due under the Loan Agreement, shall cease to be payable as further set out therein.

2.

Notwithstanding anything to the contrary in the Shipbuilding Contract, if the Builder delivers an Early Delivery Notice, the Contract Delivery Date (under and as defined in the Shipbuilding Contract) will be deemed to be the date set forth in such Early Delivery Notice and any and all penalties and/or liquidated damages shall be in accordance with the Shipbuilding Contract (including by reference to the revised Contract Delivery Date).

3.

If the Loan has become due and payable pursuant to Section 7 of the Loan Agreement, the Builder hereby acknowledges that the Buyer is authorized to set off and apply all amounts due and payable by the Builder to the Lender under the Loan Agreement against the instalment payable by Buyer on Delivery and Acceptance of the Vessel under the Shipbuilding Contract.

4.

This Addendum No. 1 constitutes an integral part of the Shipbuilding Contract. If the terms of the Shipbuilding Contract are in conflict with this Addendum No. 1, the terms of this Addendum No. 1 shall prevail. Save as amended by this Addendum No.1, all other terms and/or conditions of the Shipbuilding Contract shall remain unaltered and in full force and effect.

5.	This Addendum No.1 shall become effective after due execution by authorized representatives of parties hereto.

IN WITNESS WHEREOF the Parties hereto have caused this Addendum No.1 duly executed by their duly authorized officers or attorneys-in-fact on the day and year first above written.

For and on behalf of	For and on behalf of
Lindblad Bluewater II Limited	Ulstein Verft AS
By: /s/ Craig Felenstein	By: /s/ Lars Lühr Olsen
Name: Craig Felenstein	Name: Lars Lühr Olsen
Title: Chief Financial Officer	Title: Managing Director